    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1997


                                                       REGISTRATION NO. 33-63459
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      ------------------------------------


                            Post-Effective Amendment


                                    No. 1 to


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                              WYMAN-GORDON COMPANY
             (Exact name of registrant as specified in its charter)

                  MASSACHUSETTS                                                  04-1992780
 (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification Number)
                   organization)

   244 WORCESTER STREET, BOX 8001, GRAFTON, MASSACHUSETTS 01536-8001.  (508)
                                    839-4441
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WALLACE F. WHITNEY, JR.
                   Vice President, General Counsel and Clerk
                              Wyman-Gordon Company
                         244 Worcester Street, Box 8001
                       Grafton, Massachusetts 01536-8001
                                 (508) 839-8110
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:


                   MARGARET L. WOLFF                                           DIANE K. SCHUMACHER
                 GREGORY A. FERNICOLA                                        Senior Vice President,
                 Skadden, Arps, Slate,                                    General Counsel and Secretary
                  Meagher & Flom LLP                                         Cooper Industries, Inc.
                   919 Third Avenue                                          600 Travis, Suite 5800,
                  New York, NY 10022                                            Houston, TX 77002
                    (212) 735-3000                                               (713) 209-8400


                      ------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]
                      ------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION


                             DATED AUGUST 14, 1997

PROSPECTUS

15,000,000 SHARES

[WYMAN-GORDON COMPANY LOGO]   WYMAN-GORDON COMPANY

COMMON STOCK
(PAR VALUE $1.00 PER SHARE)


This Prospectus relates to 15,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Wyman-Gordon Company (the "Company"), which may be delivered by Cooper Industries, Inc. ("Cooper"), at its option, pursuant to the terms of the 6.0% Exchangeable Notes Due January 1, 1999 (the "Debt Exchangeable for Common StockSM" or "DECSSM" ). The DECS were offered pursuant to a prospectus of Cooper (the "DECS Prospectus") covering the sale of 15,000,000 DECS (the "DECS Offering"). The Company will not receive any of the proceeds from the offering contemplated hereby.



Cooper granted the Underwriters of the DECS a 30-day option to purchase up to an additional 16,500,000 DECS, which may be exchangeable at their maturity for additional shares of Common Stock. Such option, which was granted solely to cover over-allotments, if any, was exercised in full.



This Prospectus also relates to the sale and delivery by Cooper, from time to time, of up to 16,500,000 shares of Common Stock of the Company to holders of DECS which are presented to and accepted by Cooper for cancellation prior to the maturity of the DECS. Any such transaction may be consummated based on prevailing market prices or at negotiated or fixed prices. In the event that pursuant to this Prospectus Cooper accepts any DECS for cancellation prior to maturity, then to the extent that the number of shares of Common Stock delivered to the holders of such DECS in connection with such cancellation is less than one share for each DECS cancelled, Cooper also may sell such excess shares of Common Stock pursuant to this Prospectus. See "Plan of Distribution."



PROSPECTIVE INVESTORS ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION CONTAINED UNDER "RISK FACTORS" ON PAGE 3.



In connection with market-making activities in the DECS, Salomon Brothers Inc. ("Salomon") may, subject to certain limitations, from time to time borrow, return and reborrow up to 1,250,000 shares of Common Stock from Cooper, and this Prospectus also relates to the offer and sale of such borrowed Common Stock by Salomon from time to time. Salomon is not under any obligation to engage in any market-making transactions with respect to the DECS, and any market-making in the DECS actually engaged in by Salomon may cease at any time. In addition, the Common Stock is traded on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol WYMN. On August 12, 1997, the last reported sale price of Common Stock was $26.750 per share. See "Price Range of Common Stock and Dividend Policy."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is August      , 1997.

     THE COMPANY HAS BEEN ADVISED THAT IN CONNECTION WITH THE OFFERING BY COOPER OF THE DECS, THE UNDERWRITERS OF THE DECS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS OR THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION."


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The Company has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such electronic versions are available to the public at the SEC's world-wide web site, http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, the proxy statement dated August 28, 1996, and the Company's Current Report on Form 8-K filed on April 14, 1997, are incorporated by reference in this Prospectus. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement in any document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.


     Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) may be obtained upon written or oral request without charge from the Company, 244 Worcester Street, Grafton, Massachusetts 01536, Attention: Clerk, telephone
(508) 839-4441.

                                  RISK FACTORS

     Prospective investors should carefully consider the specific risk factors set forth below as well as the other information contained in this Prospectus and the information incorporated herein by reference.


RECENT INDUSTRIAL ACCIDENT AT THE COMPANY'S HOUSTON FACILITY



     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. ("WGFI"), a wholly-owned subsidiary of the Company. The accident occurred while a crew of ten men was performing maintenance on the accumulator system that supplies hydraulic power for WGFI's 35,000 ton press. The maintenance required that the system be completely depressurized which the crew believed to be the case. However, subsequent examination has shown that a valve on one of the pressure vessels was closed thereby containing pressure in that vessel. The crew was in the process of removing the bolts on the vessel when the few remaining bolts could no longer hold the pressure and the lid was blown off, killing eight crew members and seriously injuring two others.



     Although no lawsuits have yet been filed, the injured workers and the decedents' families have all retained attorneys to represent them in the matter and who have notified the Company that they intend to assert claims against the Company on behalf of their clients. The Company is cooperating with such attorneys by providing them information and allowing them and their experts access to Company facilities. In general under Texas statutory law, an employee's exclusive remedy against an employer for an on-the-job injury is the benefits of the Texas Workers Compensation Act. WGFI, the employer of the deceased employees, has workers compensation insurance coverage and the injured employees and beneficiaries of the deceased employees are receiving workers compensation payments. Under applicable law, however, statutory beneficiaries of employees killed in the course and scope of their employment may recover punitive (but not compensatory) damages in excess of workers compensation benefits if they can prove that the employer was grossly negligent. The protection of the workers compensation exclusive remedy provision does not extend to WGFI's parent corporation, Wyman-Gordon Company. Therefore, if lawsuits on behalf of the victims in the Houston accident are brought against Wyman-Gordon Company and if the evidence supports a finding that Wyman-Gordon Company acted negligently in its supervision of WGFI and such negligence had a causal connection with the accident, the plaintiffs would be able to recover damages, both compensatory and punitive, if applicable, against the parent company even in the absence of gross negligence. WGFI has also received claims from several employees of a subcontractor claiming to have been injured at the time of the accident.



     It is not possible at this time to anticipate whether WGFI or Wyman-Gordon Company could be held liable in connection with the accident and, if so, to estimate the amount of damages that could be awarded. The Company maintains general liability and employer's liability insurance for itself and its subsidiaries under various policies with aggregate coverage limits of approximately $29 million. WGFI has tendered the defense of the various claims to the Company's insurance carriers. There can be no assurance that the full insurance coverage will be available or that the Company's ultimate liability resulting from the accident will not exceed available insurance coverage by an amount which could be material to the Company's financial condition or results of operations.



     Following the accident, the Occupational Safety and Health Administration ("OSHA") conducted an investigation of the accident. On June 18, 1997, OSHA issued a Citation and Notification of Penalty describing violations of the Occupational Safety and Health Act of 1970. OSHA's principal allegations were that (i) WGFI had not complied with the OSHA standard on specific lockout/tagout procedures for the 35,000 ton press and appurtenant equipment, (ii) WGFI failed to train each authorized employee in lockout/tagout procedures, and (iii) there were design flaws in the equipment. Although the Company disagrees with the OSHA findings, on June 18, 1997, WGFI entered into an Informal Settlement with OSHA in order to avoid the cost and burden of litigation and to resolve disputed claims arising from OSHA's inspection. Pursuant to the Informal Settlement, WGFI paid $1.8 million in settlement of the OSHA Citation and agreed not to contest the Citation. Under the terms of the Informal Settlement, WGFI agreed to (i) develop and implement a comprehensive, ongoing energy control program in compliance with the OSHA lockout/tagout standard, (ii) train its employees in safety procedures, (iii) communicate to and to involve its employees in the implementation of the Informal Settlement, (iv) retain an independent safety professional to perform a comprehensive safety and health audit, and (v) adhere to the Secretary of Labor's Voluntary Guidelines for Safety and Health Management Program at its plants in Houston and Brighton, Michigan. In addition, the Company agreed to make certain terms of the Informal Settlement applicable to its forging plants in Massachusetts. WGFI also agreed with the International Association of Machinists to strengthen the Joint Management Labor Safety Committee in Houston and to conduct joint employee safety training.



     The costs of the accident through May 31, 1997 were approximately $11.9 million, including substantial property damage at the Houston facility and costs of business interruption as a result of the 35,000 ton press having been out of operation until the first week of March 1997. The Company has recovered $6.9 million under property damage and business interruption insurance policies it maintains, leaving approximately $5.0 million of costs that were recorded in the fiscal year ending May 31, 1997.



COMMERCIAL AEROSPACE INDUSTRY CYCLICALITY; EARNINGS VOLATILITY



     Approximately 78% and 73% of the Company's revenues during fiscal years 1997 and 1996, respectively, were derived from the commercial aerospace industry, an industry that is cyclical in nature and subject to changes based on general economic conditions and airline profitability. Domestic airlines suffered significant operating losses from 1990 through 1992 and as a result of such losses, coupled with the high levels of debt incurred to purchase new aircraft and the excess capacity within the commercial airline sector, the commercial aerospace industry experienced reductions of new orders for commercial aircraft and related spare parts, as well as deferrals, and in some cases cancellations, of deliveries of previously ordered aircraft. Aircraft orders declined from 1,116 in 1989 to 295 in 1993. Most domestic airlines are currently profitable, however, and demand for the products of the Company's customers -- principally airplanes and jet engines -- has greatly increased. There can be no assurance, however, that the improved conditions of the aerospace industry will be sustained.



     As a result of the cyclical nature of the commercial aerospace industry, the Company's earnings are subject to volatility. The Company's net income increased in each of fiscal years 1995, 1996 and 1997. However, the Company reported a net loss for the five months ended May 31, 1994, and for the fiscal year ended December 31, 1993, a period which coincided with a decrease in airplane orders. Although the Company has implemented structural changes intended to improve its cost structure and improve efficiency and productivity at each of its facilities, there can be no assurance that the Company's operations would remain profitable if a significant downturn in the commercial aerospace industry reoccurred.



     The Company's facility in Grafton, Massachusetts has operated at a loss in recent years. As a result of improved demand and a variety of structural changes undertaken by the Company in the past three years, operating results of the Grafton facility have improved. However, there can be no assurance that these improvements can be sustained or that the Grafton facility can operate profitably on a continuing basis, particularly if industry conditions change, and further restructuring measures, which could result in write-offs and reduced earnings, may be necessary in the future to increase productivity and lower costs at the Grafton facility.



RISK OF FLUCTUATIONS IN PRICE AND SHORTAGES OF RAW MATERIALS



     The Company's results of operations may be adversely affected by fluctuations in the prices and shortages in the supply of raw materials used by the Company. Historically, the Company has not been entirely able to pass these increased costs along to its customers because many of the Company's customer contracts have fixed prices for extended time periods and do not provide complete price adjustments for changes in the prices of raw materials such as metals. The Company attempts to reduce its risk with respect to its customer contracts by procuring long-term contracts with suppliers of metal alloys, but the Company's supply contracts typically do not completely insulate the Company from fluctuations in the prices of raw materials. Furthermore, in a strong market the Company may be required to purchase raw materials in excess of quantities covered by long-term agreements and to pay current market prices for such raw materials. During periods of high demand, such as the current one, when both the Company and its suppliers of metal alloys are operating at close to full capacity, the Company is also exposed to shortages of and delays in the delivery of raw materials. When required raw materials are not delivered at the anticipated time, the Company is required to rearrange its production cycle, which causes loss of efficiency. During the current upturn in the aerospace cycle the Company's ability to satisfy its customers' delivery requirements has been adversely affected by a general lengthening of the delivery times for its principal raw materials, nickel and titanium alloys, and a decline in the reliability of suppliers' delivery schedules. Accordingly, the portion of the Company's backlog consisting of products past their delivery due date has been increasing. These and other factors, or any significant increase in the price or decline in the availability of raw materials used by the Company, may have an adverse impact on the Company's results of operations.



REDUCTIONS IN DEFENSE SPENDING



     Approximately 8.2% and 8.6% of the Company's revenues during fiscal years 1997 and 1996, respectively, were derived from the defense aerospace industry, which is dependent upon government defense budgets and, in particular, the United States' defense budget. In general, defense budgets in the United States have been declining in recent years, resulting in reduced demand for new aircraft and spare parts. While the effect of United States defense budget reductions may be offset in part by foreign military sales, such sales are affected by United States governmental regulation, regulation by the purchasing government and political uncertainties in the United States and abroad. There can be no assurance that United States defense budgets and the related demand for defense equipment will not continue to decline or that sales of defense equipment to foreign governments will continue at present levels.



DEPENDENCE ON MAJOR CUSTOMERS



     The Company is dependent upon a few large aerospace contractors for a significant percentage of its revenue. Five customers accounted for approximately 48% and 47% of the Company's revenues during the Company's fiscal years 1997 and 1996, respectively, and two of the five, General Electric Company and United Technologies (primarily its Pratt & Whitney Division), accounted for 26% and 10% of fiscal year 1997 total revenues, respectively, and 27% and 11% of fiscal year 1996 total revenues, respectively. In addition, many of the Company's sales to its smaller customers are eventually incorporated into components sold to its major customers. The loss of, or significant reduction in, purchases by any of the Company's major customers would have a material adverse effect on the Company's business. In addition, because of the relatively small number of customers for some of the Company's principal products, those customers exercise significant influence over the Company's prices and other terms of trade.



UNCERTAINTIES OF ACQUISITION STRATEGY



     The Company has pursued and intends to continue to pursue acquisitions as an important component of its strategy. There can be no assurance that suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of additional indebtedness, the potentially dilutive issuance of equity securities, the assumption of contingent liabilities and the incurrence of amortization expenses related to goodwill and other intangible assets, which could be material. The success of any completed acquisition will depend on the Company's ability to integrate effectively the acquired businesses into the Company. The process of integrating acquired businesses may involve significant risks, including difficulties in the assimilation of operations and products, the diversion of management's attention and the risks of entering markets in which the Company has limited prior experience.

COMPETITION



     The Company is subject to intense competition. Competition in the Company's principal markets typically intensifies during cyclical downturns, when supply capacity may exceed demand. This phenomenon is especially present in the aerospace turbine and aerospace structural products markets because of the cyclical nature of the commercial and defense aerospace industries. International competition is intensifying and such trend may accelerate because of two principal factors. Aircraft prime contractors may pursue strategic alliances with casting and forging enterprises in particular countries or regions, either because of so called "offset requirements" or "local content requirements" applicable to products manufactured in or directed to specific markets, or in an effort to diversify their sources of supply worldwide. International competition from companies which have the required manufacturing capabilities and infrastructure may intensify as such companies gain the technological and financial resources necessary to compete effectively in the markets served by the Company. There can be no assurance that the Company can maintain its share of the market for any of its products.



COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS



     The Company's operations are subject to extensive environmental, health and safety laws and regulations promulgated by federal, state and local governments. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. The nature of the Company's business exposes the Company to risks of liability as a result of the use and storage of materials that can cause contamination or personal injury if released into the environment. In addition, environmental laws may have a significant effect on the nature, scope and cost of cleanup of contamination at operating facilities. It is difficult to predict the future development of such laws and regulations or their impact on future earnings and operations, but the Company anticipates that these standards will continue to require increased capital expenditures. There can be no assurance that material costs or liabilities will not be incurred.



     Based upon information presently available, the Company does not expect that costs for future environmental compliance and remediation will have a material adverse effect on its competitive or financial position or its ongoing results of operations. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. Such costs could be material to future quarterly or annual results of operations. In addition, the "Superfund" statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that arranged for disposal of the wastes, the waste transporters that delivered materials to the disposal sites and the past and present owners and operators of such sites; responsible parties (or any one of them, including the Company) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site. In such event, the amount owed by the Company for liabilities at sites could be significantly greater. The Company is currently involved in proceedings with respect to environmental matters at five sites.



PRODUCT LIABILITY EXPOSURE



     The Company produces many critical engine and structural parts for commercial and military aircraft. As a result, the Company is potentially subject to product liability claims involving significant amounts. The Company maintains product liability insurance, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities incurred.


ANTI-TAKEOVER PROVISIONS; POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED
STOCK

     The Company's Restated Articles of Organization (the "Articles"), By-Laws and Rights Agreement (as defined herein), as well as Massachusetts law, contain provisions that could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Common Stock, which could make the payment of a premium to shareholders in connection with a change in control less likely, and increase the difficulty of removing incumbent management and board members. In addition, such provisions could limit the price that investors might be willing to pay in the future for shares of the Common Stock. The Board of Directors of the Company is authorized to issue, without stockholder approval, Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. Pursuant to the Rights Agreement the Company has issued Rights (as defined herein) which provide that under certain circumstances each holder of a Right will have the right to receive a number of shares of common stock of an Acquiring Person (as defined herein) having a market value of two times the Exercise Price (as defined herein) of the Right. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. See "Description of the Company's Capital Stock -- Rights Agreement." The Board of Directors is divided into three "staggered" classes, with each class serving for a term of three years. Dividing the Board of Directors in this manner could increase the difficulty of removing incumbent members and could discourage a proxy contest or the acquisition of a substantial block of the Common Stock. The Articles also contain a "fair price provision" that could impede certain business combinations involving the Company. Massachusetts law contains certain anti-takeover provisions, including Chapter 110F of the Massachusetts General Laws (the "MGL"), a so-called "Business Combination Statute" that restricts certain stockholders that own (together with their affiliates) 5% or more of the outstanding voting stock of a Massachusetts corporation from engaging in certain business combinations with such corporation ("Chapter 110F"), and Chapter 110D of the MGL, a so-called "Control Share Statute" that limits any person or entity that has acquired 20% or more of a corporation's stock from voting such shares unless the corporation's stockholders, other than such acquiring person or entity, authorize such voting rights by a vote of the holders of the majority of stock of the corporation entitled to vote on such matters ("Chapter 110D"). Although the Company has presently selected to "opt-out" of Chapter 110D, the Company remains subject to Chapter 110F. Such provisions of Massachusetts law could have the effect of discouraging a potential acquiror from making an offer for the Common Stock, which would make the payment of a premium to stockholders in connection with a change in control less likely, and could increase the difficulty of removing incumbent management and board members. See "Description of the Company's Capital Stock."


     In addition, the Investment Agreement dated January 10, 1994 between Cooper and the Company (the "Investment Agreement") creates certain obstacles to a takeover of the Company. See "Restrictions on Voting Control" below.


RESTRICTIONS ON VOTING CONTROL


     The Investment Agreement with Cooper, which relates to Cooper's ownership of 16.5 million shares of Common Stock or 46% of the Common Stock outstanding, includes provisions (i) requiring Cooper to vote its shares of Common Stock as recommended by the Company's Board of Directors or at Cooper's option in the same proportion to votes of the other shareholders, (ii) restricting Cooper's ability to sell or encumber its shares of Common Stock, and (iii) preventing Cooper from joining in any proxy contest, making any proposal with respect to the acquisition of any securities or assets of the Company, initiating or soliciting proxies for the approval of any shareholder proposals, and tendering shares of Common Stock that Cooper owns in a tender offer unless the Company's Board of Directors approves such tender or takes a neutral position on the offer. See "Relationship Between the Company and Cooper -- Investment Agreement." Such "standstill" agreements give the Company's Board of Directors effective voting control over 46% of the Company's outstanding shares of Common Stock which could make it substantially more difficult for owners of shares of Common Stock to affect the outcome of shareholder votes.

IMPACT OF THE DECS ON THE MARKET FOR THE COMPANY'S COMMON STOCK

     It is not possible to predict accurately how or whether the DECS will trade in the secondary market or whether such market will be liquid. Any market that develops for the DECS is likely to influence and be influenced by, the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Common Stock at the maturity of the DECS, by possible sales of Common Stock by investors who view the DECS as a more attractive means of equity participation in the Company and by hedging or arbitrage trading activity that may develop involving the DECS and the Common Stock.


                              RECENT DEVELOPMENTS



     On July 25, 1997, the Company filed a Form S-3 Registration Statement to register $150,000,000 of unsecured debt securities to be issued from time to time in one or more series, in amounts and at prices and terms to be set forth in one or more supplements to a Prospectus. The Company intends to use the net proceeds from the sale of the debt securities for repayment of outstanding indebtedness and for additional working capital and general corporate purposes.



     For additional information with respect to the Company, see the documents specified under "Incorporation of Certain Documents by Reference".



                                  THE COMPANY



     The Company, founded in 1883, is a leading producer of highly engineered, technically advanced components, primarily for the aerospace industry as well as for other markets including power generation. The Company uses forging, casting and composites technologies to produce components to exacting customer specifications for technically demanding applications such as jet turbine engines, airframe structures, land-based gas turbines, and extruded seamless pipe. Components manufactured by the Company are utilized in most of the major commercial and United States defense aerospace programs. The Company believes that it is the only firm to provide the aerospace industry with a combination of forging, casting and composites capabilities for the production of high quality components and that it produces the broadest offering of aerospace forgings available on the market. The Company is a Massachusetts corporation. Its principal office is located at 244 Worcester Street, North Grafton, Massachusetts 01536-8001 and its telephone number is (508) 839-4441.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     The Common Stock of the Company is listed on the Nasdaq National Market under the symbol WYMN. The following table sets forth the high and low sales price of the Common Stock for the calendar periods listed below as reported on the Nasdaq National Market.



                                                           HIGH          LOW
                                                         ---------    ---------
1996
  First Quarter......................................    $  18 3/4    $  13 3/4
  Second Quarter.....................................       18 3/4       15 3/8
  Third Quarter......................................       23           16 3/4
  Fourth Quarter.....................................       24 3/8       18 1/2
1997
  First Quarter......................................       22 1/4       17 7/8
  Second Quarter.....................................       27 9/16      20 1/8
  Third Quarter (through August 12, 1997)............       28 1/4       25 3/4



     On August 12, 1997, the last reported sale price of the Common Stock was $26.750 per share.


     The Company discontinued dividends on the Common Stock beginning in the fourth quarter of 1991. While it is the intention of the Board of Directors to consider the resumption of dividends on the Common

Stock from time to time, the declaration of future dividends will be dependent upon the Company's earnings, financial condition, and other relevant factors.


     The Company is limited in the amount of dividends it may pay under the terms of the indenture dated March 16, 1993, pursuant to which it issued $90.0 million principal amount of 10 3/4% Senior Notes due 2003 (the "Senior Note Indenture"). Such limitation is provided by the Senior Note Indenture's limitation on restricted payments, including dividends. The Senior Note Indenture provides that the Company will not, and will not permit any of its subsidiaries to, pay dividends or make any other restricted payment if, after giving effect thereto, the aggregate amount of all restricted payments made from and after the date of the Senior Note Indenture would exceed the sum of (a) 50% of consolidated net income of the Company accrued for the period (taken as one accounting period) commencing with March 29, 1993, to and including the date of such calculation (or, in the event consolidated net income is a deficit, then minus 100% of such deficit); (b) the aggregate net proceeds, including the fair market value of property other than cash, received by the Company from the issuance or sale of its capital stock, including the issuance of its capital stock upon conversion of securities other than its capital stock, and options, warrants and rights to purchase its capital stock (other than redeemable stock) from and after the date of the Senior Note Indenture; and (c) $5.0 million. The Senior Note Indenture also contains certain other covenants including limitations on indebtedness, liens, and disposition of assets.



     As of August 13, 1997, the Common Stock was held by 1,550 holders of record. The number of record holders may not be representative of the number of beneficial holders because many shares are held by depositories, brokers, or other nominees.

                                 CAPITALIZATION


     The following table sets forth as of May 31, 1997, the capitalization of the Company. The Company will receive no proceeds from the sale of the DECS or from sales of Common Stock by Cooper pursuant to this Prospectus, if any. This table should be read in conjunction with the audited consolidated financial statements of the Company and the related notes thereto incorporated by reference herein.



                                                              MAY 31,
                                                                1997
                                                              --------
                                                               (000'S
                                                              OMITTED)
Borrowings Due Within One Year..............................  $     77
                                                              ========
Long-Term Debt:
  10 3/4% Senior Notes Due 2003.............................  $ 90,000
  Other.....................................................     6,154
                                                              --------
  Total Long-Term Debt......................................    96,154
                                                              --------
Stockholders' Equity:
  Preferred Stock, No Par Value:
     Authorized 5,000,000 Shares; None Issued...............        --
  Common Stock, Par Value $1.00
     Authorized 70,000,000 Shares; Issued 37,052,720........    37,053
  Capital in Excess of Par Value............................    27,608
  Retained Earnings.........................................   117,720
                                                              --------
                                                               182,381
  Less Treasury Stock at Cost...............................   (17,983)
                                                              --------
     Total Stockholders' Equity.............................   164,398
                                                              --------
Total Capitalization........................................  $260,552
                                                              ========

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The consolidated balance sheet data as of May 31, 1997, 1996, 1995 and 1994 and December 31, 1993 and 1992 and consolidated statement of income data for the years ended May 31, 1997, 1996, 1995 and years ended December 31, 1993 and 1992 have been derived from the Company's audited consolidated financial statements. The consolidated statement of income data for the year ended May 28, 1994, has been derived from the Company's unaudited consolidated financial statements. The financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and related notes thereto incorporated by reference herein.



                                      YEAR       YEAR       YEAR        YEAR           YEAR           YEAR
                                     ENDED      ENDED      ENDED        ENDED         ENDED          ENDED
                                    MAY 31,    MAY 31,    MAY 31,      MAY 31,     DECEMBER 31,   DECEMBER 31,
                                      1997       1996       1995       1994(1)       1993(2)          1992
                                    --------   --------   --------   -----------   ------------   ------------
                                                                     (UNAUDITED)
                                                    (000'S OMITTED, EXCEPT PER-SHARE AMOUNTS)
STATEMENT OF INCOME DATA(3):
Revenues..........................  $608,742   $499,624   $396,639    $224,694       $239,761       $298,881
Gross profit......................    97,634     78,132     49,388       6,878         20,673         55,590
Other charges (credits)(4)........    23,083      2,717       (710)     35,003          2,453             --
Income (loss) from operations.....    30,322     37,699     13,718     (63,657)        (8,428)        27,275
Net income (loss)(5)..............    50,023     25,234      1,039     (72,403)       (60,004)        21,795
PER SHARE DATA:
Income (loss) per share before
  cumulative effect of changes in
  accounting principles...........  $   1.36   $   0.70   $   0.03    $  (4.02)      $  (0.95)      $   1.21
Net income (loss) per share(5)....      1.36       0.70       0.03       (4.02)         (3.34)          1.21
Dividends paid per share..........        --         --         --          --             --             --
Shares used to compute income
  (loss) per share................    36,879     36,128     35,148      17,992         17,965         18,078
BALANCE SHEET DATA (at end of
  period)(3):
Working capital...................  $166,205   $116,534   $ 93,062      91,688         90,685         96,057
Total assets......................   454,371    375,890    369,064     394,747        286,634        295,156
Long-term debt....................    96,154     90,231     90,308      90,385         90,461         70,538
Stockholders' equity..............   164,398    109,943     80,855      72,483         88,349        149,516
OTHER DATA:
Order backlog (at end of
  period).........................  $895,825   $598,438   $468,721    $389,407       $256,259       $309,679
EBITDA(6).........................    79,064     56,651     29,478     (10,377)        11,841         45,191

---------------


(1) On May 24, 1994, the Company's Board of Directors voted to change the Company's fiscal year end from one which ended on December 31 to the Saturday nearest to May 31. For financial reporting purposes, the year end is stated as May 31. The Statement of Operations Data for the year ended May 31, 1994 is unaudited.



     The following table sets forth Summary Consolidated Statement of Operations Data, which has been derived from the Company's audited financial statements, for the five months ended May 31, 1994 (000's omitted, except per share amounts):



Revenue.....................................................    $ 86,976
Gross profit................................................      (4,931)
Other charges (credits) and environmental charges...........      32,550
Income (loss) from operations...............................     (55,805)
Net income (loss)...........................................     (61,370)
Per share data:
  Net income (loss) per share...............................    $  (3.32)
  Dividends paid per share..................................          --



(2) Including Cameron's financial results for the year ended December 31, 1993, the Company's pro forma unaudited revenues, loss before the cumulative effect of changes in accounting principles and net loss would have been $389,300,000, $(39,300,000) and $(82,300,000), respectively.



(3) On May 26, 1994, the Company acquired Cameron Forged Products Company ("Cameron") from Cooper Industries, Inc. (the "Acquisition"). The Selected Consolidated Financial Data include the accounts of Cameron from the date of the Acquisition. Cameron's operating results from May 26, 1994 to May 31, 1994 are not material to the consolidated statement of operations for the year and five months ended May 31, 1994.



(4) In November 1993, the Company sold substantially all of the net assets and business operations of Wyman-Gordon Composites, Inc. and recorded a non-cash charge on the sale of $2,500,000.



     In May 1994, the Company recorded charges of $6,500,000 related to the closing of a castings facility, $24,100,000 related to restructuring and integration of Cameron and $2,000,000 for environmental investigation and remediation costs.



     During the year ended May 31, 1996, the Company provided $1,900,000 in order to recognize its 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture. Additionally, the Company provided $800,000 to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies.



     During the year ended May 31, 1997, the Company recorded other charges which included $4,600,000 to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts Forging facility, $3,400,000 for the write-off and disposal of certain forging equipment, $2,300,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1,200,000 to consolidate the titanium castings operations, $2,500,000 to reduce the carrying value of the Australian joint venture, $5,700,000 to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies, $1,900,000 to reduce the carrying value of a building held for sale and $250,000 to reduce the carrying value of other assets.



     Other charges (credits) in the year ended May 31, 1997 also included a charge of $1,200,000, net of insurance recovery of $6,900,000, related to the accident at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. in December 1996.



(5) Includes a charge of $43,000,000 or $2.39 per share in fiscal year 1993 relating to the Company's adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits other than Pensions" ("SFAS 106") and SFAS 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 106 requires postretirement benefits obligations to be accounted for on an accrual basis rather than the "expense as incurred" basis formerly used. The Company elected to recognize the cumulative effect of these accounting changes in the year ended December 31, 1993.



     In the year ended May 31, 1997, net tax benefits of $25,680,000 were recognized including a refund of prior years' income taxes amounting to $19,680,000, plus interest of $3,484,000, and $6,500,000 related to the expected realization of NOLs in future years and $10,250,000 related to current NOLs benefit offsetting $10,750,000 of current income tax expense. The refund relates to the carryback of tax net operating losses to tax years 1981, 1984 and 1986 under the applicable provisions of Internal Revenue Code Section 172(f).



(6) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, other charges (credits) and changes in accounting principles. EBITDA is presented because it may be used as one indicator of a company's ability to service debt. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles.





                  RELATIONSHIP BETWEEN THE COMPANY AND COOPER

STOCK PURCHASE AGREEMENT

     Pursuant to a Stock Purchase Agreement dated as of January 10, 1994 (the "Stock Purchase Agreement"), between the Company and Cooper, the Company acquired from Cooper on May 26, 1994 (the "Closing Date"), all of the outstanding shares of common stock of Cameron Forged Products Company ("Cameron") in consideration for 16.5 million shares of the Company's Common Stock and $5.0 million (the "Cash Purchase Price"). The market price of the Common Stock on the Closing Date was $6.25 per share.


     The Cash Purchase Price consisted of (1) $400,000 in cash paid by the Company to Cooper on the Closing Date and (2) a promissory note in the principal amount of $4.6 million (the "Note") executed and delivered to Cooper by the Company on the Closing Date. The principal amount of the Note is payable in annual installments, beginning on June 30, 1997 and on each June 30 thereafter until paid in full, in an amount equal to the lesser of (a) $2.3 million, (b) 25 percent of the Company's Free Cash Flow (as defined in the Note) for the 12-month period ending on the April 30 immediately preceding such June 30 and
(c) the unpaid principal balance of the Note. The Company paid the first principal installment of $2.3 million during June 1997. The Note will not bear interest until May 1, 1998, from which date it will bear interest at a floating rate equal to the 90-day commercial paper rate for high grade unsecured notes sold through dealers by major corporations, as published by The Wall Street Journal on that portion of the principal amount of the Note equal to the sum of all amounts of unpaid principal that would have been payable but for mandatory debt payments by the Company. The Company may from time to time prepay all or any portion of the outstanding balance of the Note without penalty or premium. Cooper may declare the Note to be immediately due and payable in the event that
(i) the Company does not pay any portion of the principal or interest on the Note within 10 days after such payment becomes due or (ii) a Trigger Event (as defined below in the discussion of the Investment Agreement) occurs.


     In the Stock Purchase Agreement the parties agreed to a cash adjustment in the Cash Purchase Price based on certain changes in the balance sheet of Cameron between September 26, 1993, and the Closing Date. Since there was an increase in the Net Asset Value of Cameron (as defined in the Stock Purchase Agreement) during that period, the Company paid Cooper $3.6 million in full satisfaction of this adjustment on September 19, 1994.

     Pursuant to the Stock Purchase Agreement, (i) Cooper agreed to indemnify the Company and its subsidiaries against all taxes of Cameron and its subsidiaries for any taxable year or taxable period ending on or before the Closing Date. The Stock Purchase Agreement further provides that any taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to Cameron or any of its subsidiaries will be apportioned between the Company and Cooper based on the actual operations of Cameron or the subsidiary, as the case may be, during the portion of such period ending on the Closing Date and the portion of such period following the Closing Date.

     Pursuant to the Stock Purchase Agreement, Cooper agreed to retain and indemnify the Company and its affiliates against (i) certain liabilities under ERISA with respect to employee benefit plans or arrangements, other than employee benefit plans or arrangements maintained for the benefit of employees and former employees of the Business (as defined below), and (ii) pension benefits under designated plans for periods prior to the Closing Date.

     Pursuant to the Stock Purchase Agreement, Cameron assumed Cooper's Cameron Obligations (as defined below), effective on the Closing Date. For purposes of the Stock Purchase Agreement, "Cooper's Cameron Obligations" means any obligation, commitment, liability or responsibility of Cooper, its affiliates or their predecessors (whether or not also an obligation, commitment, liability, or responsibility of or claim against, in whole or in part, Cameron or its subsidiaries C.F.P., Ltd. (the "U.K. Sub") or Cameron Pipeline Inc. (the "Pipeline Sub")), arising, undertaken or created before the Closing Date in connection with, on behalf of or for the benefit of any of certain entities, to the extent that such entities conducted all or part of the Business (as defined below) (the "Cameron Entities"), or arising from the conduct of the Business, including without limitation (i) any consulting, employment or severance agreements, guarantees, letters of credit, performance bonds, or indemnities, or obligations or indemnities to officers or directors of any Cameron Entity, (ii) any agreements with any transferors to Cooper, its affiliates, or their predecessors, of any assets of any Cameron Entity or of the Business, (iii) any labor or collective bargaining agreements relating to any Cameron Entity, (iv) any governmental contracts relating to any Cameron Entity, (v) any sales or purchase agreements relating to any Cameron Entity, (vi) any leases of real or personal property relating to any Cameron Entity, and (vii) any other agreements or commitments relating to any Cameron Entity under which Cooper, its affiliates or predecessors will have any liability after the Closing Date, except that Cooper's Cameron Obligations exclude the matters that Cooper is required to indemnify as described herein. "Business" means research, development, engineering, melting, refining, remelting, forging, extrusion, machining, manufacturing, distribution, sales, marketing, service or repair operations associated with the Products. "Products" means closed die forgings (including rotating parts for aircraft engines or industrial turbines, aircraft landing gear, structural airframe parts, ordnance and related parts, military and power plant nuclear forgings, valves, heavy wall pipe and fittings, power generation forgings and oil field equipment forgings), extrusions (including for aircraft engines, pipe, oil field equipment, bar stock and ordnance), super alloy powder products, thermal rail products for steel support member in push slab furnaces and custom-shaped insulators, other forged products, skid rail reheat systems, and high velocity burners.


     In the Stock Purchase Agreement, the Company and Cooper made customary representations and warranties to each other. Each of the Company and Cooper represented to the other that to its knowledge, its representations and warranties were, subject in certain cases to materiality and supplemental disclosure schedules, true and correct as of the Closing Date (except for those representations and warranties that expressly relate only to some other time) (the "Accuracy Representations"). The parties' representations and warranties expired at the Closing except that the Accuracy Representations remained in full force and effect until November 28, 1995. Any claim for indemnification with respect to the Accuracy Representations not asserted by notice by that date may not be pursued and has been irrevocably waived and released.


     Subject to certain terms and conditions set forth in the Stock Purchase Agreement, (i) Cooper agreed to indemnify the Company, its affiliates, and their directors, officers or employees (collectively, the "Company's Group") against all Losses (as defined in the Stock Purchase Agreement) resulting from (a) any inaccuracy in the Accuracy Representations given by Cooper or (b) any breach of Cooper's covenants in the Stock Purchase Agreement and (ii) the Company agreed to indemnify Cooper, its affiliates, and their directors, officers or employees (collectively, the "Cooper Group") against all Losses resulting from (a) any inaccuracy in the Accuracy Representations given by the Company, (b) any breach of the Company's covenants in the Stock Purchase Agreement and (c) Cooper's Cameron Obligations.

     In addition, the Company agreed in the Stock Purchase Agreement to indemnify the Cooper Group against all Losses resulting from any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business (other than the Losses that Cooper is required to indemnify) on, before or after the Closing Date, including without limitation (i) all Losses resulting from any Product Liability Claims (as defined in the Stock Purchase Agreement) arising out of or resulting from Products sold or furnished by Cooper, any of its affiliates or any Cameron Entity (including without limitation any product liability assumed in connection with the acquisition of any business or product line) on, before or after the Closing Date; (ii) all Losses resulting from (A) any noncompliance of the operations, properties or business activities of any Cameron Entity or the Business with any environmental law on, before or after the Closing Date or (B) any liabilities or obligations of or relating to, or claims against, any Cameron Entity or the Business based upon any environmental law, or arising from the disposal of any regulated materials, on, before, or after the Closing Date; and (iii) all Losses resulting from (A)any workers' compensation claim filed against any Cameron Entity on, before or after the Closing Date, and (B) any employment or severance agreements entered into by Cooper or Cameron relating to employees of Cameron on, before or after the Closing Date, other than severance payments under a specified employment agreement.

     Cooper agreed in the Stock Purchase Agreement, other than losses that the Company is required to indemnify, (i) to indemnify the Company's Group against all Losses resulting from any liabilities or obligations of or relating to, or claims against, Cooper or Cooper's subsidiaries to the extent that such liabilities, obligations or claims (x) do not relate to the Business and (y) arise from the activity of (a) any Cameron Entity (other than the Company or the Pipeline Sub) before the Closing Date, or (b) Cooper or any of Cooper's subsidiaries other than the Cameron Entities, (ii) except to the extent the actions of the Company, Cameron or their affiliates may cause or increase any such Losses after the Closing Date, to indemnify the Company's Group against all Losses resulting from any regulated materials disposed of on, or discharged into the environment at, a specified manufacturing facility of Cooper or at a specified Superfund location on or before the Closing Date; and (iii) to indemnify the Company's Group against all Losses resulting from severance payments under a specified employment agreement.

     Notwithstanding any contrary provision of the Stock Purchase Agreement, no claim by either party against the other for indemnification will be valid unless the aggregate amount of Losses associated with such claim exceeds $100,000. Further, any claims by the indemnified party will be determined net of any tax benefit actually recognized and utilized to offset or reduce the tax liability of the indemnified party or the other members of its group.

     Cooper agreed in the Stock Purchase Agreement that, until the later to occur of (i) Cooper's ceasing to own at least 10 percent of the outstanding shares of the Company's Common Stock and (ii) May 26, 1997, Cooper will not, and Cooper will not permit any of its subsidiaries (regardless of whether such person is a subsidiary of Cooper on the date hereof) to, engage in the manufacturing or marketing of the Products currently manufactured or marketed by Cameron or the U.K. Sub in competition with the Company or any subsidiary of the Company (a "Competing Business"), except that (i) Cooper or any affiliate of Cooper (other than Cameron and the Cameron Subsidiaries) may continue any existing nonaerospace forging operations and may make any reasonable maintenance, improvements and refinements thereto and (ii) Cooper or any affiliate of Cooper may acquire any business that includes ancillary forging operations in support of its main business. In addition, this noncompetition provision will not prevent Cooper or its affiliates from acquiring shares in or the business or assets of any company, business or entity (the "Target") having a Competing Business (i) if no more than $10.0 million of the Target's sales revenue (as recorded in the then-latest available audited accounts) arises from the Competing Business or (ii) if the sales revenue of the Competing Business is greater than $10.0 million of the Target's sales revenue, if Cooper uses its reasonable commercial efforts to dispose of the Competing Business within a two-year period from the date of acquisition of the Target. If Cooper cannot dispose of the Competing Business on terms reasonably acceptable to it during such two-year period, Cooper will be free to retain and operate the Competing Business without any restriction of the Stock Purchase Agreement.

INVESTMENT AGREEMENT

     In connection with the Stock Purchase Agreement the Company and Cooper entered into an Investment Agreement dated as of January 10, 1994, which governs Cooper's ownership of the 16.5 million shares of Common Stock that were issued to Cooper under the Stock Purchase Agreement. The Investment Agreement is unaffected by the DECS offering.

     In the Investment Agreement, Cooper agreed that, so long as the Investment Agreement remains in effect, Cooper will not sell or otherwise dispose of or encumber any Company Voting Securities (as hereinafter defined), except: (a) to any wholly-owned subsidiary of Cooper which agrees to be bound by the Investment Agreement; (b) pursuant to a bona fide underwritten offering or other distribution of such Company Voting Securities registered under the Securities Act; (c) pursuant to a bona fide underwritten offering or other distribution of securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities registered under the Securities Act; (d) pursuant to Rule 144 of the General Rules and Regulations under the Securities Act, or any successor rule of similar effect ("Rule 144"); or (e) pursuant to a tender offer or exchange offer if the board of directors of the Company has (i) recommended that the shareholders of the Company accept such offer and such recommendation has not been withdrawn or (ii) expressed no opinion and remains neutral toward such offer; (f) pursuant to a merger or consolidation in which the Company is acquired, or a sale of all or substantially all of the Company's assets to another corporation or any other transaction approved by the board of directors of the Company. For purposes of the Investment Agreement "Company Voting Securities" means (i) shares of Common Stock, (ii) any other Company securities entitled to vote generally for the election of directors of the Company, or
(iii) any securities of the Company convertible into or exchangeable for or exercisable for Common Stock or any Company securities entitled to vote generally for the election of directors of the Company.

     In any registered offering or Rule 144 transaction, the seller of Company Voting Securities or securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities will be required under the Investment Agreement to use its reasonable best efforts to effect the sale or transfer of such securities in a manner which will effect the broadest possible distribution. Such seller of Company Voting Securities will also be required to use its reasonable best efforts to avoid making any sales or transfers of such Company Voting Securities to any one person or group within the meaning of the Exchange Act who or which after such transfer will own Company Voting Securities representing more than 4 percent of the voting power for the election of directors represented by all of the then-outstanding Company Voting Securities (whether directly or indirectly).

     In the Investment Agreement, Cooper agreed to cause all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause all Company Voting Securities known by the Cooper to be beneficially owned by "affiliates" (as defined in Rule 12b-2 promulgated under the Exchange Act) of Cooper over which Cooper has control, to be present at all shareholder meetings of the Company at which the vote of common shareholders is sought so that they may be counted for the purpose of determining the presence of a quorum at such meetings.

     Cooper also agreed in the Investment Agreement to vote or cause to be voted all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause to be voted all Company Voting Securities known by Cooper to be beneficially owned by its affiliates over which it has control, on all matters (including the election of directors) either in the manner recommended to shareholders by the board of directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company. Notwithstanding the foregoing, Cooper, such wholly-owned subsidiaries of Cooper and such affiliates of Cooper over which it has control will not be obligated so to vote if the matter being voted on by the shareholders of the Company would, if approved, result in a breach of the Investment Agreement.

     Pursuant to the Investment Agreement, so long as the Investment Agreement remains in effect, Cooper and its controlled affiliates will not, directly or indirectly, acting alone or in concert with others, unless specifically requested or approved in advance by the board of directors of the Company:

     (1) in any manner acquire or agree, attempt, seek or propose to acquire (or make any request for permission with respect thereto), by purchase, merger, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
Act) of any of the assets or businesses of the Company or any securities issued by the Company (the "Company Securities"), or any rights or options to acquire such ownership (including from a third party), except (i) as expressly permitted by the Investment Agreement or the Stock Purchase Agreement, or (ii) pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business or (iii) in the case of Company Securities, in connection with
(A) a stock split or reverse stock split or other reclassification affecting outstanding Company Securities, or (B) a stock dividend or other pro rata distribution by the Company to holders of outstanding Company Securities;

     (2) make, or cause to be made any proposal for the acquisition of the Company or any assets or business of the Company or Company Securities or for any other extraordinary transaction involving the Company, including, without limitation, any merger, or other business combination, restructuring, recapitalization, liquidation or similar transaction, except (i) as expressly permitted by the Investment Agreement or the Stock Purchase Agreement or (ii) proposals pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business;

     (3) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Securities;

     (4) make, or in any way cause or participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the Company, or communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of, any Company Securities, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange
Act) with respect to the Company, or execute any written consent with respect to the Company;

     (5) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any shareholder proposal, or (except as expressly permitted by the Investment Agreement) seek election to or seek to place a representative on the board of directors of the Company or seek the removal of any member of the board of directors of the Company;

     (6) in any manner, agree, attempt, seek or propose (or make any request for permission with respect thereto) to deposit any Company Securities, directly or indirectly, in any voting trust or similar arrangement or to subject any Company Voting Securities to any other voting or proxy agreement, arrangement or understanding;

     (7) disclose any intention, plan or arrangement, or make any public announcement (or request permission to make any such announcement), or induce any third party to take any action, inconsistent with the foregoing;

     (8) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

     (9) advise, assist or encourage or finance (or assist or arrange financing to or for) any other person in connection with any of the foregoing.

     Pursuant to the Investment Agreement, the Company agreed that it will use its best efforts to cause two persons designated by Cooper and reasonably acceptable to the Company to be elected to the board of directors of the Company and to serve as directors of the Company until their successors are duly elected and qualified. Cooper has designated H. John Riley, Jr., its Chairman, President and Chief Executive Officer, and David A. White, Jr., its Senior Vice President, Strategic Planning, as its current representatives on the Company's board. In the event that any such designee will cease to serve as a director for any reason, the Company agreed in the Investment Agreement that it will use its best efforts to cause such vacancy resulting thereby to be filled by a designee of Cooper reasonably acceptable to the Company. The Investment Agreement provides that the Company will vote all shares for which the Company's management or board of directors holds proxies or is otherwise entitled to vote in favor of the election of the designees of Cooper except as may otherwise be provided by shareholders submitting such proxies.


     The Investment Agreement provides that the Company will not amend (i)
Article 6(e)(2) (the "Fair Price Provision") of its Articles (except pursuant to the Fair Price Amendment as defined below) in any manner that adversely affects Cooper or any other person to whom any of the Common Stock acquired by Cooper under the Stock Purchase Agreement has been transferred in accordance with the terms of the Investment Agreement or (ii) the provision of its By-Laws pursuant to which it has opted out of Chapter 110D of the MGL. Under the Fair Price Provision, a Business Combination (as defined in the Company's Articles) between the Company or a subsidiary of the Company and an Interested Stockholder (as defined in the Company's Articles) requires the approval of at least 85 percent of the outstanding voting stock of the Company, unless either (i) the Business Combination has been approved by at least two-thirds of the Company's Continuing Directors (as defined in the Company's Articles) or (ii) certain minimum price requirements are satisfied. The Fair Price Amendment exempts Cooper and its affiliates and associates for so long as such group beneficially owns at least 10 percent or more of the outstanding shares of Common Stock continuously from and after May 26, 1995, unless such group acquires beneficial ownership of additional shares of Common Stock in breach of the Investment Agreement. The Investment Agreement also provides that the Company will not amend its Rights Agreement (described below under "Description of the Company's Capital Stock") or adopt any other rights or similar agreement, except that following prior consultation with Cooper, the Company may amend the Rights Agreement in accordance with the terms thereof if such amendment does not adversely affect Cooper or any other person to whom any of the Common Stock acquired by Cooper under the Stock Purchase Agreement has been transferred in accordance with the terms of the Investment Agreement.

     The Investment Agreement provides that, among others, the limitations on Cooper and its affiliates described above with respect to restrictions on sales of shares by Cooper, voting, ownership and certain other matters and the limitations on the Company described above with respect to amendments to the Company's Articles and By-Laws will terminate immediately and be of no further force and effect on the date that a Trigger Event (as defined below) occurs. For these purposes, "Trigger Event" means the occurrence of one or more of the following events, without Cooper's prior written consent:

     (1) in connection with the issuance of Company Voting Securities (other than (x) issuances pursuant to the Company's current employee benefit plans or other customary employee benefit plans of the Company or (y) issuances in connection with bona fide capital raising programs pursuant to which the securities are sold for fair value, as approved by the board of directors of the Company, and the proceeds of which are invested in the businesses in which the Company or one or more of its subsidiaries are then engaged or (z) issuances for fair value, as determined by the board of directors of the Company, in connection with acquisitions by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses (as defined below)), the failure to provide Cooper with the right to purchase, at the same price as Company Voting Securities are being issued, that number or amount of Company Voting Securities which would enable Cooper to maintain its proportionate interest in the Company following such issuance;

     (2) a Change in Control of the Company (as defined below);

     (3) a material acquisition or investment by the Company or one of its subsidiaries, other than an acquisition or investment by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses;

     (4) a decline of at least 35% in the Consolidated Net Worth of the Company (as defined in the Investment Agreement) from the Consolidated Net Worth of the Company immediately following the consummation of the Acquisition after giving effect to the Acquisition (including the issuance of 16.5 million shares of Common Stock to Cooper), but not taking into account (A) any reduction in the Company's Consolidated Net Worth attributable to or taken in connection with or as a result of the Acquisition or the combination of the business acquired from Cooper with the Company's business and recorded in the Company's financial statements for any period ending on (and including) the end of the first full fiscal year of the Company after the consummation of the Acquisition or (B) any adjustments following the date of consummation of the Acquisition as a result of any changes in generally accepted accounting principles (including the implementation of SFAS 106) or any other regulatory changes or requirements applicable to the Company or its financial statements or (C) any adjustment resulting from any liability arising from or growing out of any matter or circumstance existing as of the time of the consummation of the Acquisition and relating to the business or assets acquired by the Company from Cooper but not reflected on the balance sheet of such business and assets or (D) any change in the translation component of shareholders' equity or (E) adjustments as a result of sales of the Company's accounts receivables pursuant to a bona fide receivables securitization program pursuant to which fair value is received for receivables so sold (as determined by the Company's board of directors, taking into account, among other things, any discount or credit enhancement features required by any securities rating agency) or (F) any adjustment resulting from a SFAS 109 valuation allowance recorded or reserved by the Company with respect to deferred tax assets that were included in or excluded from the Company's final Accounting Principles Bulletin No. 16, "Business Combinations," acquisition date balance sheet;

     (5) any default or defaults by the Company or one of its subsidiaries under any indebtedness of the Company or its subsidiaries for money borrowed with a principal amount then outstanding, individually or in the aggregate, in excess of $5.0 million, which default will constitute a failure to pay any portion of the principal of each indebtedness at final maturity or will have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 30 days after maturity or acceleration;

     (6) an Event of Bankruptcy (as defined in the Investment Agreement); or

     (7) the failure of the board of directors of the Company to nominate at least two of Cooper's representatives for election to the Company's board of directors.

     The Investment Agreement further provides that the Company may not issue any securities having more than one vote per share (other than pursuant to the Company's Rights Agreement) without the prior written consent of Cooper.

     For purposes of the Investment Agreement, (1) a "Change in Control of the Company means (A) a merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, in each case except for a transaction in which the Company's shareholders receive at least 50 percent of the stock of the surviving, resulting or acquiring corporation, (B) the acquisition by an individual, entity or group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company's shareholders) of shares of capital stock of the Company entitled to cast a majority of the votes entitled to be cast on matters submitted to the shareholders of the Company, or (C) a change in a majority of the members of any class of the Company's board of directors in connection with an "election contest" (as used in Rule 14a-11 under the Exchange Act); and (2) "Similar Businesses" means (A) businesses in which the Company or one or more of its subsidiaries are engaged, (B) any businesses involving products related to or complementary to the products of the Company or one or more of its subsidiaries or (C) any similar businesses providing customers of the Company or one or more of its subsidiaries with products or services similar to those provided by the Company or one or more of its subsidiaries.

     Pursuant to the Investment Agreement, Cooper and certain of its transferees have the right to require the Company to file under the Securities Act up to three demand registrations of the shares of Common

Stock acquired by Cooper under the Stock Purchase Agreement (and any other of the Company's securities issued in respect thereof) at the Company's expense (except that the Company will not be responsible for underwriting discounts and commissions or transfer taxes). Cooper also has the right to an unlimited number of additional demand registrations under the Securities Act at Cooper's expense. Cooper also has the right, under certain circumstances, to "piggyback" registrations in the event that the Company registers securities for its own account or for the account of third parties. Cooper's demand and piggyback registration rights are subject to customary restrictions and limitations. In connection with any registration statement filed pursuant to these registration rights, Cooper and the Company will indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

     The description of the Stock Purchase Agreement and the Investment Agreement is a summary of the material terms thereof. Copies of the Stock Purchase Agreement and the Investment Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK
GENERAL

     The Company has the authority to issue 70,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). The Company's Board of Directors has authority (without action by shareholders) to issue the authorized and unissued shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preference as to dividends and in liquidation, conversion, redemption and other rights of each such series. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. There are no shares of Preferred Stock issued or outstanding and the Company has no present plans to issue any of the Preferred Stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire Board if they choose to do so and, in that event, the holders of the remaining shares of Common Stock will not be able to elect any person to the Board of Directors. Pursuant to the Company's By-Laws, the number of directors of the Company may be not less than seven nor more than 13, as determined from time to time by the directors. The number of directors is currently 13. The By-Laws provide that the Board of Directors is divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the Board. At each annual meeting of shareholders, one class of directors is elected to serve until the annual meeting of shareholders held three years next following and until their successors are elected and qualify. In the event any vacancy occurs on the Board of Directors, the bylaws give the remaining directors the power to fill the vacancy for the balance of the term of office, except that any vacancy occurring because of an increase in the number of directors may be filled only until the next annual meeting of shareholders, at which time the vacancy shall be filled by vote of the shareholders.

     The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor and subject to the prior dividend rights of holders of any shares of Preferred Stock which may be outstanding. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of the holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of shares of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

RIGHTS AGREEMENT

     On October 19, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to shareholders of record at the close of business on November 30, 1988 (the "Rights Record Date") pursuant to a Rights Agreement dated as of October 19, 1988 between the Company and The First National Bank of Boston (the "Original Rights Agreement"). On January 10, 1994, in connection with the Stock Purchase Agreement, the Original Rights Agreement was amended and restated. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement, dated as of January 10, 1994 (the "Rights Agreement"), between the Company and State Street Bank & Trust Company, as Rights Agent ("Rights Agent"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Series A Shares"), of the Company at a price of $50 per one one-hundredth of a Series A Share (the "Exercise Price"), subject to adjustment.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the certificates representing the shares of Common Stock, with either a copy of the Summary of Rights that was sent to shareholders in connection with the original issuance of the Rights (the "Summary of Rights") attached thereto or a notation incorporating the Rights Agreement by reference. For purposes of the Rights Agreement, an "Acquiring Person" generally means a person or group of affiliated or associated persons who have acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock. For purposes of the Rights Agreement, a person shall generally (subject to certain exceptions) be deemed the "beneficial owner" of, and shall be deemed to "beneficially own," any Common Stock which such person or any of such person's affiliates or associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options or otherwise. However, Cooper and its affiliates and associates (together the "Cooper Group") will not be deemed to be an Acquiring Person for so long as (A) the Cooper Group beneficially owns at least 10% or more of the outstanding shares of Common Stock continuously from and after the Closing Date and (B) the Cooper Group does not acquire beneficial ownership of any shares in breach of the Investment Agreement (other than an inadvertent breach which is remedied as promptly as practicable by a transfer of the Shares so acquired to a person which is not a member of the Cooper Group). In addition, for purposes of applying certain provisions of the Rights Agreement, no person or entity owning more than 5% of the shares of Common Stock as of October 19, 1988 will be deemed to be the beneficial owner of, or to beneficially own, any shares of Common Stock in excess of 5% of the shares of Common Stock owned by such person or entity as of October 19, 1988.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), share certificates issued after the Rights Record Date upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on November 30, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Exercise Price payable, and the number of Series A Shares or other securities or property issuable, upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Shares, (ii) upon the grant to holders of the Series A Shares of certain rights or warrants to subscribe for or purchase Series A Shares at a price, or securities convertible into Series A Shares with a conversion price, less than the then-current market price of the Series A Shares or (iii) upon the distribution to holders of the Series A Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Shares) or subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Series A Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of Common Stock or a stock dividend on the shares of Common Stock payable in shares or subdivisions, consolidations or combinations of the shares of Common Stock occurring, in any case, prior to the Distribution Date.

     Series A Shares purchasable upon exercise of the Rights will not be redeemable. Each Series A Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Series A Share will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Series A Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series A Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series A Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Exercise Price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Series A Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional Series A Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series A Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.02 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than the Cooper Group for so long as the Cooper Group is deemed not to be an Acquiring Person) and (ii) 10% except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

     A copy of the Rights Agreement has been filed with the SEC as an exhibit to a Registration Statement on Form 8-A/A dated January 21, 1994. A copy of the Rights Agreement is available to any holder of Common Stock free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

MASSACHUSETTS LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS;
ANTI-TAKEOVER EFFECTS

     The Company is subject to Chapter 110F of the MGL, an anti-takeover law. Under Chapter 110F, a Massachusetts corporation with more than 200 stockholders may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, certain stock or asset sales, and certain other specified transactions resulting in a financial benefit to the interested stockholder.

     The By-Laws of the Company include a provision excluding the Company from the applicability of Chapter 110D of the MGL, which regulates the acquisition of so-called "control shares." A control share acquisition is the acquisition of shares which, when added to shares already owned, would (but for the statute) entitle the acquiring person to vote at least 20% of a corporation's stock. Shares acquired in such a transaction would, under the statute, have no voting rights unless a majority of noninterested stockholders voted to grant such voting rights. In general, the person acquiring such shares, officers of the Company and those directors of the Company who are also employees, are not permitted to vote on whether such voting rights shall be granted. The Board of Directors may amend the By-Laws at any time to subject the Company to this statute prospectively.

     MGL Chapter 156B, Section 50A requires that a publicly held Massachusetts corporation have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects not to be covered by Section 50A. The Company's By-Laws contain provisions which give effect to Section 50A.

     The By-Laws also provide that the directors and officers of the Company generally shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Articles provide that the directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, approved certain loans to insiders or derived an improper benefit from their action as directors.

     The Company's By-Laws further provide that special meetings of stockholders may be called only by the Chief Executive Officer, by the Board of Directors or by the Clerk upon the written request of the holders of at least 10% of the Company's outstanding Common Stock.

     In addition, under the fair price provision of the Articles, a Business Combination (as defined in the Articles) between the Company or a subsidiary of the Company and an Interested Stockholder (as defined in the Articles) requires the approval of at least 85% of the outstanding voting stock of the Company, unless either (i) the Business Combination has been approved by at least two-thirds of the Company's Continuing Directors (as defined in the Articles) or
(ii) certain minimum price requirements are satisfied. See "Relationship Between the Company and Cooper -- Investment Agreement."

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the Common Stock is State Street Bank & Trust Company, 2 Heritage Drive, North Quincy, Massachusetts, telephone number
(617) 985-3024.

                        COMMON STOCK OWNERSHIP OF COOPER


     Cooper beneficially owns 16.5 million shares of Common Stock, representing approximately 46% of the outstanding shares of Common Stock. Pursuant to the terms of the DECS, Cooper may, at its option, consummate the mandatory exchange at maturity thereof by delivering to holders thereof shares of Common Stock. Cooper's ownership interest after maturity of the DECS could remain at 46% of the presently outstanding number of shares of Common Stock if it elects to deliver cash or could be reduced to less than one percent of the presently outstanding shares of Common Stock if (a) at maturity of the DECS the Maturity Price is less than or equal to the Initial Price (each as defined in the DECS Prospectus) and (b) Cooper elects to deliver its shares of Common Stock instead of cash and does not acquire any additional shares of Common Stock. However, Cooper is under no obligation to, and there can be no assurance that Cooper will, elect to exercise its option to deliver Common Stock pursuant to the terms of the DECS or, if it so elects, that it will use all or any portion of its current holdings of Common Stock to make such delivery.

                              PLAN OF DISTRIBUTION


     The Underwriters severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from Cooper the aggregate number of DECS set forth opposite their names below:


                                                              NUMBER OF
                        UNDERWRITERS                            DECS
                        ------------                          ----------
Salomon Brothers Inc .......................................   3,687,500
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................   3,687,500
Schroder Wertheim & Co. Incorporated........................   3,687,500
CS First Boston Corporation.................................     562,500
Dillon, Read & Co. Inc. ....................................     562,500
Lehman Brothers Inc. .......................................     562,500
J.P. Morgan Securities Inc. ................................     562,500
NatWest Securities Limited..................................     562,500
Smith Barney Inc. ..........................................     562,500
S.G. Warburg & Co. Inc......................................     562,500
                                                              ----------
     Total..................................................  15,000,000
                                                              ==========


     In the Underwriting Agreement, the several Underwriters agreed, subject to the terms and conditions set forth therein, to purchase all of the DECS if any were purchased.



     The Company has been advised that the Underwriters proposed to offer the DECS to the public initially at the offering price set forth on the cover of the Cooper Prospectus and to certain dealers at such price less a selling concession of $0.24 per DECS; that the Underwriters could allow, and each such dealer could reallow, to other dealers a concession not exceeding $0.10 per DECS; and that, after the initial public offering, such public offering price and such concession and reallowance could be changed.



     The Company and Cooper agreed not to offer for sale, sell or otherwise dispose of, except as described below, without the prior written consent of the Underwriters, any shares of Common Stock or any securities convertible into or exchangeable for, or warrants to acquire Common Stock until March 13, 1996; provided, however, that such restriction did not affect the ability of the Company or Cooper or their respective subsidiaries to take any such actions in connection with the offering of the DECS made hereby or any exchange at Maturity pursuant to the terms of the DECS. In addition, the Company retained the right to issue Common Stock in connection with acquisition transactions and certain transactions that are exempt from the registration requirements of the Securities Act.



     In connection with the DECS Offering, Cooper or an affiliate thereof, referred to herein as the "Lender", and Salomon Brothers Inc ("Salomon") entered into a Securities Loan Agreement (the "Securities Loan Agreement") which provides that, subject to certain restrictions and with the agreement of the Lender, Salomon may from time to time borrow, return and reborrow shares of Common Stock from the Lender (the "Borrowed Securities"); provided, however, that the number of Borrowed Securities at any time may not exceed 750,000 shares in the twelve-month period beginning December 20, 1995; 1,000,000 shares in the twelve-month period beginning December 20, 1996; and 1,250,000 in the period beginning December 20, 1997 and terminating on the maturity of the DECS, subject to adjustment to provide antidilution protection. The Securities Loan Agreement contains limitations on the amount of Borrowed Securities that Salomon can borrow on any day and from time to time and requires Salomon to return Borrowed Securities within a specified period of time from the date of borrowing and prior to any record date. The Securities Loan Agreement is intended to facilitate market-making activity in the DECS by Salomon. Salomon may from time to time offer and sell shares of Common Stock borrowed from the Lender under the Securities Loan Agreement, pursuant to this Prospectus, directly to one or more purchasers at negotiated prices, at market prices prevailing at the time of sale or at prices related to such market prices, in connection with such market making activities. The availability of shares of Common Stock under the Securities Loan Agreement, if any, at any time is not assured and any such availability does not assure market-making activity with respect to the DECS and any market-making actually engaged in by Salomon may cease at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to the Registration Statement of which the Prospectus is a part.


     Cooper granted to the Underwriters an option, exercisable until January 13, 1996, to purchase up to an additional 1,500,000 DECS, at the per DECS price to the public less the aggregate underwriting discount set forth on the cover of the Cooper Prospectus. The Underwriters had the right to exercise such right of purchase only for the purpose of covering overallotments, if any, incurred in connection with the sale of DECS being offered. Such option was exercised in full.



     The Company and Cooper agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.



     In connection with the offering of the DECS, the Underwriters and selling group members (if any) and their respective affiliates may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 103 of Regulation M. The passive market making transactions will comply with applicable volume and price limits and will be identified as such.



     As of September 30, 1995, 1,027,600 shares of Common Stock (representing 2.9% of the issued and outstanding shares of Common Stock) were owned by accounts over which an affiliate of Schroder Wertheim & Co. Incorporated exercised discretionary authority.


     Salomon has provided financial advisory services to the Company in the past, for which it has received customary fees. Merrill Lynch & Co. has provided financial advisory services to Cooper in the past, for which it has received customary fees.


     If the over-allotment option had not been exercised by the Underwriters, Cooper could have, subject to the Investment Agreement and Underwriting Agreement, sold up to 1.5 million shares of Common Stock pursuant to this Prospectus. Any such distribution hereunder of the Common Stock by Cooper could have been effected from time to time in one or more of the following transactions: (a) through brokers, acting as agent in transactions (which could have involved block transactions), in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who would acquire the shares of Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers could have been changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or, (e) by any other legally available means. Also, offers to purchase Common Stock could have been solicited by agents designated by Cooper from time to time.



     Cooper may, from time to time, deliver up to 16,500,000 shares of the Company's Common Stock to holders of DECS which are presented to and accepted by Cooper for cancellation prior to the maturity of the DECS. Any such transaction may be consummated based on prevailing market prices or at negotiated or fixed prices.



     In the event that pursuant to this Prospectus Cooper accepts any DECS for cancellation prior to maturity, then to the extent that the number of shares of Common Stock delivered to the holders of such DECS in connection with such cancellation is less than one share for each DECS cancelled, Cooper may sell the excess shares of Common Stock pursuant to this Prospectus and in accordance with the terms of the Investment Agreement. Any such sale hereunder of the Common Stock by Cooper may be effected from time to time in one or more of the following transactions: (a) through brokers, acting as agent in transactions (which may involve block transactions), in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire the shares of Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, or,
(d) by any other legally available means. Also, offers to purchase Common Stock may be solicited by agents designated by Cooper from time to time.



     Underwriters or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts or commissions under the Securities Act and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.


     At the time a particular offering of any share of Common Stock is made by Cooper hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Common Stock being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any Common Stock purchased from Cooper, any discounts, commissions and other items constituting compensation from Cooper and any discounts, commission or concessions allowed or filed or paid to dealers.

                                 LEGAL MATTERS


     Certain legal matters have been passed upon for the Company by Wallace F. Whitney, Jr., Vice President, General Counsel and Clerk of the Company. As of August 1, 1997, Mr. Whitney was the beneficial owner of 17,307 shares of Common Stock of the Company and held options to purchase 150,000 shares of Common Stock. The Underwriters have been represented by Cravath, Swaine & Moore.


                                    EXPERTS


     The consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Available Information................        2
Incorporation of Certain Documents by
  Reference..........................        2
Risk Factors.........................        3
Recent Developments..................        8
The Company..........................        8
Price Range of Common Stock and
  Dividend Policy....................        8
Capitalization.......................       10
Selected Consolidated Financial
  Data...............................       11
Relationship between the Company and
  Cooper.............................       13
Description of the Company's Capital
  Stock..............................       20
Common Stock Ownership of Cooper.....       24
Plan of Distribution.................       25
Legal Matters........................       27
Experts..............................       27


15,000,000 SHARES

WYMAN-GORDON COMPANY

COMMON STOCK
(PAR VALUE $1.00 PER SHARE)

[WYMAN-GORDON LOGO]

PROSPECTUS


DATED AUGUST   , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee........................................  $ 71,121
National Association of Securities Dealers, Inc. Fee........     9,375
Blue Sky Fees and expenses..................................     1,725
Accounting Fees and Expenses................................    65,000
Legal Fees and Expenses.....................................    25,000
Printing....................................................   300,000
Miscellaneous...............................................    20,000
                                                              --------
  Total.....................................................  $492,221
                                                              ========




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts provides that indemnification of directors, officers, employees or other agents may be provided by the corporation. Section 13(b)(1-1/2) of the Business Corporation Law of the Commonwealth of Massachusetts provides that the Articles of Organization may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction form which the director derived an improper personal benefit.

     Article 6(b) of the Company's Restated Articles of Organization states that:

     No director of the Company shall have any personal liability to the Company or its Stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article 6(b) shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived an improper personal benefit. The preceding sentence shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date upon which this Article 6(b) becomes effective. No amendment to or repeal of this Article 6(b) shall apply to or have any effect on the elimination pursuant hereto of liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Nothing in this Article 6(b) shall limit any lawful right to indemnification existing independently of this Article.

     Article V of the Company's By-laws further states that:

1. RIGHT OF INDEMNIFICATION

     Every person who is or was a Director, officer or employee of this Corporation or of any other corporation which he served at the request of the Corporation and in which the Corporation owns or owned shares of capital stock or of which it is a creditor shall have a right to be indemnified by this Corporation against all reasonable expenses incurred by him in connection with or resulting from any action, suit or proceeding in which he may become involved as a party or otherwise by reason of his being or having been a Director, officer or employee of the Corporation or such other corporation, provided (a) said action, suit or proceeding shall be prosecuted to a final determination and he shall be vindicated on the merits, or (b) in the absence of such final determination vindicating him on the merits, the Board of Directors shall determine that he acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or such other corporation and that he cooperated effectively with the Corporation in the defense and disposition of any said action, suit or proceeding, said determinations to be made by the Board of Directors acting through a quorum of disinterested directors, or in its absence on the opinion of counsel.

2. DEFINITIONS

     For purposes of Section 1 of this Article V: (a) "reasonable expenses" shall include but not be limited to reasonable counsel fees and disbursements, amounts of any judgment, fine or penalty, and reasonable amounts paid in settlement, but in not event shall "reasonable expenses" include any item for which indemnification would be contrary to law; (b) "action, suit or proceeding" shall include every claim, action, suit or proceeding, whether civil or criminal, derivative or otherwise, administrative, judicial or legislative, any appeal relating thereto, and shall include any reasonable apprehension or threat of such a claim, action, suit or proceeding; and (c) a settlement, plea of nolo contendere, consent judgment, adverse civil judgment, or conviction shall not of itself create a presumption that the person seeking indemnification did not act in good faith in the reasonable belief that his action was in the best interests of this Corporation or such other corporation, but the Board of Directors shall be bound by a civil judgment or conviction which adjudges that the person did not act in good faith in the reasonable belief that his action was in the best interests of this Corporation or such other corporation.

3. PERSONS ENTITLED TO INDEMNIFICATION

     The right of indemnification shall extend to any person otherwise entitled to it under this Article V whether or not that person continues to be a director or officer of this Corporation at the time such liability or expense shall be incurred. The right of indemnification shall extend to the legal representatives and heirs of any person otherwise entitled to indemnification. If a person meets the requirements of this Article V with respect to some matters in an action, suit or proceeding, but not with respect to others, he shall be entitled to indemnification as to the former. Advances against liability and expenses may be made by the Corporation on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.

4. BYLAW NOT EXCLUSIVE

     This Article V shall not exclude any other rights of indemnification or other rights to which any Director, officer or employee may be entitled by contract, by vote of the Board of Directors, or as a matter of law. If any clause, provision or application of this Article V shall be determined to be invalid, the other clauses, provisions or applications of these Bylaws shall not be affected but shall remain in full force and effect. The provisions of this
Article V shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

     (b) In addition to the indemnification provided under the Company's By-laws, the Company has entered into agreements with its directors and certain of its executive officers which, subject to certain limitations, provide for indemnification of such directors and executive officers to the full extent authorized by Section 67 of the Massachusetts Business Corporation Law or
Article V of the By-Laws, whichever is more favorable to the director or executive officer. In addition, the agreements provide that if the Company elects not to maintain director and officer liability insurance policies, the Company will indemnify the officer or director to the full extent of the coverage which would otherwise have been provided pursuant to the insurance policy as it was last in effect between the insurer and the Company.

     (c) Section 10 of the Underwriting Agreement provides for indemnification by the Underwriters of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under certain circumstances.

     (d) The Company maintains insurance covering the directors and executive officers of the Company and its subsidiaries against certain liabilities.

ITEM 16. EXHIBITS


   EXHIBIT
     NO.                                    TITLE
-------------                               -----
       **1.1     Form of Underwriting Agreement
       **2.1     Stock Purchase Agreement dated as of January 10, 1994
                 between Cooper and the Company incorporated by reference to
                 Annex A to the Company's preliminary Proxy Statement filed with the Securities and Exchange Commission on March 8,
                 1994.
       **2.2     Investment Agreement dated as of January 10, 1994 between
                 Cooper and the Company incorporated by reference to Annex B to the Company's preliminary Proxy Statement filed with the
                 Securities and Exchange Commission on March 8, 1994.
       **2.3     Amendment dated May 26, 1994 to Investment Agreement dated as of January 10, 1994, between the Company and Cooper,
                 incorporated by reference to the Company's Report on Form
                 8-K dated May 26, 1994.
       **4.1     Restated Articles of Organization of the Company,
                 incorporated by reference to Exhibit 3A to the Company's
                 Report on Form 10-K dated September 1, 1995.
       **4.2     By-laws of the Company, as amended, incorporated by
                 reference to Exhibit 3B to the Company's Report on Form 10-K dated March 26, 1993.
       **4.3     Amended and Restated Rights Agreement, dated as of January
                 10, 1994 between the Company and State Street Bank & Trust
                 Company, as Rights Agent, incorporated by reference to
                 Exhibit 1 to the Company's Report on Form 8-A/A dated
                 January 21, 1994.
       **4.4     Indenture dated as of March 16, 1993 among the Company, its subsidiaries and State Street Bank and Trust Company, as
                 Trustee, with respect to the Company's 10 3/4% Senior Notes due 2003, incorporated by reference to Exhibit 4C to the
                 Company's Report on Form 10-K for the year ended December
                 31, 1992.
       **4.5     Supplemental Indenture dated May 19, 1994, incorporated by reference to Exhibit 5 to the Company's Report on Form 8-K dated May 26, 1994.
       **4.6     Second Supplemental Indenture and Guarantee dated May 27,
                 1994, incorporated by reference to the Company's Report on
                 Form 8-K dated May 26, 1994.
       **5.1     Opinion of Wallace F. Whitney, Jr., Vice President, General
                 Counsel and Clerk of the Company, with respect to the
                 legality of the securities being offered.
      **23.1     Consent of Wallace F. Whitney, Jr. (included in Exhibit 5.1 hereto)
       *23.2     Consent of Ernst & Young LLP
      **24.1     Powers of Attorney


---------------

*  Filed herewith

** Previously filed

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Grafton, Commonwealth of Massachusetts, on this 13th day of August, 1997.


                                          WYMAN-GORDON COMPANY

                                          By:  /s/  DAVID P. GRUBER
                                             ----------------------------
                                                    David P. Gruber,
                                                     President and
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
                      *                        Chairman of the Board                August 13, 1997
---------------------------------------------
               John M. Nelson

          /s/  DAVID P. GRUBER                 Director, President and              August 13, 1997
---------------------------------------------  Chief Executive Officer
               David P. Gruber

                      *                        Vice President,                      August 13, 1997
---------------------------------------------  Chief Financial Officer
               Andrew C. Genor                 and Treasurer
                                               (Principal Financial Officer)

                      *                        Corporate Controller                 August 13, 1997
---------------------------------------------  (Principal Accounting Officer)
              Jeffrey B. Lavin

                      *                        Director                             August 13, 1997
---------------------------------------------
                E. Paul Casey

                      *                        Director                             August 13, 1997
---------------------------------------------
             Warner S. Fletcher

                      *                        Director                             August 13, 1997
---------------------------------------------
              Robert G. Foster

                      *                        Director                             August 13, 1997
---------------------------------------------
              Russell E. Fuller

                      *                        Director                             August 13, 1997
---------------------------------------------
              M Howard Jacobson

                  SIGNATURE                     TITLE                                     DATE
                  ---------                     -----                                     ----
                      *                        Director                             August 13, 1997
---------------------------------------------
               Judith S. King
                                               Director
---------------------------------------------
              Charles W. Grigg

                      *                        Director                             August 13, 1997
---------------------------------------------
             H. John Riley, Jr.

                      *                        Director                             August 13, 1997
---------------------------------------------
               Jon C. Strauss
                                               Director
---------------------------------------------
             David A. White, Jr.


---------------

* Wallace F. Whitney, Jr., by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers filed with the Registration Statement.


                                            By: /S/ WALLACE F. WHITNEY, JR.
                                               -----------------------------
                                                    Wallace F. Whitney, Jr.
                                                       Attorney-in-Fact

                               INDEX TO EXHIBITS


   EXHIBIT
     NO.                                    TITLE
-------------                               -----
       **1.1     Form of Underwriting Agreement
       **2.1     Stock Purchase Agreement dated as of January 10, 1994
                 between Cooper and the Company incorporated by reference to
                 Annex A to the Company's preliminary Proxy Statement filed with the Securities and Exchange Commission on March 8,
                 1994.
       **2.2     Investment Agreement dated as of January 10, 1994 between
                 Cooper and the Company incorporated by reference to Annex B to the Company's preliminary Proxy Statement filed with the
                 Securities and Exchange Commission on March 8, 1994.
       **2.3     Amendment dated May 26, 1994 to Investment Agreement dated as of January 10, 1994, between the Company and Cooper,
                 incorporated by reference to the Company's Report on Form
                 8-K dated May 26, 1994.
       **4.1     Restated Articles of Organization of the Company,
                 incorporated by reference to Exhibit 3A to the Company's
                 Report on Form 10-K dated September 1, 1995.
       **4.2     By-laws of the Company, as amended, incorporated by
                 reference to Exhibit 3B to the Company's Report on Form 10-K dated March 26, 1993.
       **4.3     Amended and Restated Rights Agreement, dated as of January
                 10, 1994 between the Company and State Street Bank & Trust
                 Company, as Rights Agent, incorporated by reference to
                 Exhibit 1 to the Company's Report on Form 8-A/A dated
                 January 21, 1994.
       **4.4     Indenture dated as of March 16, 1993 among the Company, its subsidiaries and State Street Bank and Trust Company, as
                 Trustee, with respect to the Company's 10 3/4% Senior Notes due 2003, incorporated by reference to Exhibit 4C to the
                 Company's Report on Form 10-K for the year ended December
                 31, 1992.
       **4.5     Supplemental Indenture dated May 19, 1994, incorporated by reference to Exhibit 5 to the Company's Report on Form 8-K dated May 26, 1994.
       **4.6     Second Supplemental Indenture and Guarantee dated May 27,
                 1994, incorporated by reference to the Company's Report on
                 Form 8-K dated May 26, 1994.
       **5.1     Opinion of Wallace F. Whitney, Jr., Vice President, General
                 Counsel and Clerk of the Company, with respect to the
                 legality of the securities being offered.
      **23.1     Consent of Wallace F. Whitney, Jr. (included in Exhibit 5.1 hereto)
       *23.2     Consent of Ernst & Young LLP
      **24.1     Powers of Attorney


---------------

*  Filed herewith

** Previously filed